Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 8, 2018 – Ultralife Corporation (NASDAQ: ULBI) reported operating income of $2.1 million on revenue of $22.5 million for the fourth quarter ended December 31, 2017 compared to operating income of $1.6 million on revenue of $21.6 million for the fourth quarter of 2016. For total year 2017, Ultralife produced operating income of $6.5 million on revenue of $85.5 million compared to operating income of $3.8 million on revenue of $82.5 million for 2016.

“We ended a year of growth and accomplishments with our highest quarterly revenue, operating profit and EPS in five years. Driven by a 32% increase in revenue from a broad range of government and defense customers, we delivered a 9.1% operating profit margin, up 150 basis points over last year’s fourth quarter, on total Company revenue growth of 4%,” said Michael D. Popielec, President and Chief Executive Officer. “Throughout 2017, we aggressively pursued exciting new revenue contributions from market and sales reach expansion, new product development and customer partnerships, while preparing to launch new products to serve emerging IoT demand. We achieved our stated goal of generating profitable growth for the year, increasing operating income by 72% on a 4% gain in revenue. As a result of the actions taken in 2017 to lay the foundation for new revenue contributions in 2018, we are starting the year with a higher backlog than last year. The combination of new revenue opportunities and continued disciplined execution of our business model places us in an excellent position to extend our track record of profitable growth.”

Fourth Quarter 2017 Financial Results

Revenue was $22.5 million, an increase of $.9 million, or 4%, compared to $21.6 million for the fourth quarter of 2016 reflecting higher government/defense sales for both business segments. Battery & Energy Products sales decreased 5% to $16.8 million compared to $17.6 million last year due primarily to timing differences in medical sales which caused commercial sales to come in below last year, not fully offset by a 25% increase in government/defense sales. Communications Systems sales grew 42% to $5.7 million compared to $4.0 million for the same period last year reflecting a 64% year-over-year increase in shipments of core products such as our 20-watt amplifiers, universal vehicle adaptors and power supplies, as well as a 25% increase in Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) revenues.

Gross profit was $6.9 million, or 30.5% of revenue, compared to $6.8 million, or 31.5% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 28.6% compared to 29.4% last year, and Communications Systems’ gross margin was 36.2% compared to 40.6% last year, primarily due to sales mix.

Operating expenses were $4.8 million compared to $5.2 million last year reflecting continued tight control over discretionary spending. Operating expenses were 21.4% of revenue compared to 23.9% of revenue for the year earlier period.

Operating income was $2.1 million compared to $1.6 million last year for an operating margin of 9.1% compared to 7.6% last year.

Net income was $3.8 million, which includes a one-time $1.9 million tax benefit, compared to net income of $1.7 million last year. Reported earnings per share for the fourth quarter of 2017 of $0.24 include $0.12 from our operating performance compared to $0.11 per share for the fourth quarter of 2016, plus $0.12 related to the tax benefit. Earnings per share for the full year of $0.49 include $0.37 per share from our 2017 operating performance compared to $0.23 for 2016.

Income tax net benefit was $1.7 million for the fourth quarter of 2017 compared to $0.1 million last year. As a result of the Tax Cuts and Jobs Act, a one-time, non-cash tax benefit of $1.9 million was recognized in the fourth quarter of 2017 upon the revaluation, at the newly enacted 21% Federal tax rate, of deferred tax liabilities relating to book-to-tax differences on goodwill and other intangible assets. There was no earnings impact for the revaluation of our domestic deferred tax assets, which include our net operating losses, as they continue to be fully reserved.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash	$18,330	$10,706
Trade Accounts Receivable, Net	14,657	13,179
Inventories	26,326	23,456
Prepaid Expenses and Other Current Assets	2,603	2,079
Total Current Assets	61,916	49,420

Property, Equipment and Improvements, Net	7,570	7,999
Goodwill, Intangibles and Other Assets	27,700	27,325
Total Assets	$97,186	$84,744

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$8,787	$7,292
Accrued Compensation and Related Benefits	2,413	1,258
Accrued Expenses and Other Current Liabilities	3,039	2,778
Total Current Liabilities	14,239	11,328
Deferred Income Taxes and Other Non-Current Liabilities	3,898	5,556
Total Liabilities	18,137	16,884

Shareholders' Equity:
Common Stock	1,966	1,932
Capital in Excess of Par Value	180,211	178,163
Accumulated Deficit	(82,894)	(90,542)
Accumulated Other Comprehensive Loss	(1,611)	(3,080)
Treasury Stock	(18,469)	(18,443)
Total Ultralife Equity	79,203	68,030
Non-Controlling Interest	(154)	(170)
Total Shareholders’ Equity	79,049	67,860

Total Liabilities and Shareholders' Equity	$97,186	$84,744

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three Month Periods Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Revenues:
Battery & Energy Products	$16,812	$17,611	$69,789	$64,753
Communication Systems	5,697	4,014	15,742	17,707
Total Revenues	22,509	21,625	85,531	82,460

Cost of Products Sold:
Battery & Energy Products	12,011	12,436	50,130	45,173
Communication Systems	3,632	2,384	9,169	12,179
Total Cost of Products Sold	15,643	14,820	59,299	57,352

Gross Profit	6,866	6,805	26,232	25,108

Operating Expenses:
Research and Development	1,059	1,508	4,737	5,946
Selling, General and Administrative	3,757	3,653	15,019	15,399
Total Operating Expenses	4,816	5,161	19,756	21,345

Operating Income	2,050	1,644	6,476	3,763

Other Expense (Income)	(19)	16	181	183
Income Before Income Taxes	2,069	1,628	6,295	3,580

Income Tax (Benefit) Provision	(1,739)	(115)	(1,369)	98

Net Income	3,808	1,743	7,664	3,482

Net Income (Loss) Attributable to Non-Controlling Interest	8	(2)	16	(27)

Net Income Attributable to Ultralife Corporation	$3,800	$1,745	$7,648	$3,509

Other Comprehensive Income:
Foreign Currency Translation Adjustments	716	(858)	1,469	(2,173)
Comprehensive Income Attributable to Ultralife	$4,516	$887	$9,117	$1,336

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$0.24	$0.11	$0.49	$0.23

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.24	$0.11	$0.48	$0.23

Weighted Average Shares Outstanding – Basic	15,627	15,259	15,528	15,261

Weighted Average Shares Outstanding – Diluted	16,031	15,360	15,858	15,405